                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                               Vital Images, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   92846N 10 4
                                 (CUSIP Number)


     The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Cover page continued on next page)

                               Page 1 of 6 Pages

                                  SCHEDULE 13G

---------------------                                         -----------------
CUSIP No. 92846N 10 4                                         Page 2 of 6 Pages
---------------------                                         -----------------

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      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Vincent J. Argiro
                       S.S.N. ###-##-####

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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[_]
               Not Applicable                                            (b)[_]

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      3        SEC USE ONLY


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      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         U.S.A.
--------------------------------------------------------------------------------
        NUMBER OF              5       SOLE VOTING POWER

         SHARES                          398,410 shares
                          ------------------------------------------------------
      BENEFICIALLY             6       SHARED VOTING POWER

        OWNED BY                               0 shares
                          ------------------------------------------------------
          EACH                 7       SOLE DISPOSITIVE POWER

       REPORTING                         398,410 shares
                          ------------------------------------------------------
         PERSON                8       SHARED DISPOSITIVE POWER

          WITH                                 0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       398,410 shares
--------------------------------------------------------------------------------
     10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [X]
               CERTAIN SHARES
               Does not include 109,550 shares owned by the reporting person's spouse.  The reporting person disclaims beneficial ownership of such shares.
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       5.89%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON
                       IN
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER.

     Vital Images, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     3300 Fernbrook Lane North
     Suite 200
     Plymouth, MN 55447

ITEM 2(a). NAME OF PERSON FILING.

     Vincent J. Argiro

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     3300 Fernbrook Lane North
     Suite 200
     Plymouth, MN 55447

ITEM 2(c). CITIZENSHIP.

     United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES.

     Common stock, $.01 par value

ITEM 2(e). CUSIP NO.

     92846N 10 4

                               Page 3 of 6 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON IS A:

[ ]  (a)  Broker or Dealer registered under Section 15 of the Act;

[ ]  (b)  Bank as defined in Section 3(a)(6) of the Act;

[ ]  (c)  Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]  (d)  Investment Company registered under Section 8 of the Investment
          Company Act of 1940;

[ ]  (e)  An investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

[ ] (f) An employee benefit plan or endowment fund; in accordance with ss.240.13d-1(b)(1)(ii)(F);

[ ] (g) A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

[ ]  (h)  A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act;

[ ] (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

[ ]  (j)  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H).

     Not Applicable.

     If this statement is filed pursuant to ss. 240.13d-1(c) check this box [X].

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1:

(a)  Amount Beneficially Owned:                           398,410 shares
                                                          -------

(b)  Percent of Class:                                       5.89%
                                                             ----

(c)  Number of shares as to which such person has:

      (i)      Sole power to vote or to direct the vote:  398,410 shares
                                                          -------

      (ii)     Shared power to vote or to direct the vote:      0 shares
                                                          -------

                               Page 4 of 6 Pages

     (iii)  Sole power to dispose or to direct the
            disposition of:                              398,410 shares
                                                         -------

     (iv)   Shared power to dispose or to direct the
            disposition of:                                    0 shares
                                                         -------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     See Signature Page.

                               Page 5 of 6 Pages

                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 7, 2000.


                                        /s/ Vincent J. Argiro
                                        ---------------------------------
                                        Vincent J. Argiro


                               Page 6 of 6 Pages